   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 2000

                                                      REGISTRATION NO. 333-94849
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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          THE PLASTIC SURGERY COMPANY
             (Exact Name of Registrant as Specified in its Charter)

              GEORGIA                                8741                              58-2317410
    (State or Other Jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of Incorporation or Organization)       Classification Code Number)             Identification Number)

                        104 WEST ANAPAMU STREET, SUITE G
                        SANTA BARBARA, CALIFORNIA 93101
                           TELEPHONE: (805) 963-0400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DENNIS E. CONDON
                            CHIEF EXECUTIVE OFFICER
                        104 WEST ANAPAMU STREET, SUITE G
                        SANTA BARBARA, CALIFORNIA 93101
                           TELEPHONE: (805) 963-0400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                              PAUL A. QUIROS, ESQ.
                              LYNN S. SCOTT, ESQ.
                                KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303
                           TELEPHONE: (404) 572-4600
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.
                             ---------------------


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM         PROPOSED MAXIMUM
          TITLE OF EACH                 AMOUNT TO BE          OFFERING PRICE         AGGREGATE OFFERING          AMOUNT OF
       CLASS OF SECURITIES               REGISTERED            PER SHARE(1)               PRICE(1)          REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value               2,999,734                 $5.19                 $15,568,619               $4,110
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Common Stock as reported on the American Stock Exchange on January 14, 2000. This fee was previously paid with the filing of the Company's original Form S-1 filing on January 18, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the offering described in this Registration Statement, all of which shall be paid by the company. All such amounts are estimated.

Securities and Exchange Commission Registration Fee.........  $    4,110
American Stock Exchange Additional Listing Fee..............       8,500
Accountants' Fees and Expenses..............................       5,000
Legal Fees and Expenses.....................................      15,000
Printing and Engraving Expenses.............................       7,500
Miscellaneous...............................................       2,188
                                                              ----------
          Total.............................................  $   42,298
                                                              ==========

---------------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws).

     Pursuant to the company's Amended and Restated Articles of Incorporation and Bylaws, officers and directors shall be indemnified by the company to the fullest extent allowed under Georgia law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act.

     The company and the underwriters have agreed to indemnify each other (including officers and directors) against liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The company has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors and officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under federal and state securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On May 15, 1997, in connection with the formation of the company, we issued 14,400 shares of common stock, no par value per share at $.10 per share to approximately 14 founding individuals. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

     From June 2, 1997 to October 30, 1997, we issued 2,000 shares of common stock to 24 investors for $250.00 per share. These sales were exempt from registration under Regulation D ("Regulation D") promulgated under Section 4(2) of the Securities Act of 1933.

     On October 1, 1997, we granted to a consultant of the company warrants to purchase 1,000 shares of our common stock at $250.00 per share. The warrants are exercisable for five years from the grant date. We relied on exemptions from registration under the Securities Act.

     From January 1, 1998 to April 30, 1999, we granted warrants to purchase an aggregate of 137,750 shares of common stock with an exercise price per share equal to the initial public offering price to certain of the allied surgeons for referring allied surgeons to us for affiliation and assisting us in recruiting our officers. The warrants are exercisable for 5 years from the closing of our initial public offering. We relied on the exemption in Rule 701 promulgated under the Securities Act of 1933, as amended, ("Rule 701") for the grants.

From March 2, 1998 to February 24, 1999, we issued 3,000 shares of common stock to 24 investors for $500.00 per share. All of these sales were to accredited investors and were exempt from registration under Regulation D.

     On June 15, 1998 and August 1, 1998, we granted to employees an aggregate of 900 options with an exercise price of $500.00 per share. We relied on the exemption in Rule 701 for the grants.

     On May 13, 1999, we issued to various employees warrants to purchase 160,000 shares of our common stock at $2.50 per share. The warrants are exercisable for 5 years from date of grant. We relied on Rule 701 for exemption from registration under the Securities Act.

     On May 13, 1999, we sold to our existing shareholders for $.50 per share warrants to purchase 1,390,204 shares of our common stock at $2.50 per share. The warrants are exercisable for five years from the grant date. Four of the purchasers purchased the warrants in exchange for notes issued to the company in an aggregate principal amount of $391,250, which were subsequently offset against accrued compensation owed to the holders. We relied on Regulation D for exemption from registration under the Securities Act.

     On May 13, 1999, we issued to Isis Cosmetic Surgery Partners, Inc. 6,148 shares of our common stock in exchange for rights to negotiate business development agreements with certain plastic surgery practices. These shares will be distributed to 24 shareholders. We relied on exemptions from registration under the Securities Act.

     The company used the proceeds from the above referenced sales to fund working capital and operating expenses. No underwriter was engaged in connection with these sales.

     On December 15, 1999, we issued to the founding allied practices 2,999,734 shares of our common stock in the acquisitions. We relied on exemptions from registration under the Securities Act.

     In each issuance, we also relied on exemptions from registration under state securities regulations.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
 2.1**    --  Form of Agreement and Plan of Reorganization between the company and founding practices
 2.2**    --  Form of Amendment to the Form of Agreement and Plan of
              Reorganization between the company and founding practices
 2.3**    --  Form of Purchase and Sale Agreement between the company and founding practices
 2.4**    --  Form of Stock Purchase and Sale Agreement between the
              company and the founding practices
 2.5**    --  Letter Agreement between the company and Isis Cosmetic
              Surgery Partners, Inc. dated May 13, 1999
 2.6**    --  Form of Amendment to Agreement and Plan of Reorganization
              dated as of November 11, 1999 between the company and
              founding practices
 2.7**    --  Form of Amendment to Purchase and Sale Agreement dated as of
              November 11, 1999 between the company and founding practices
 2.8**    --  Form of Amendment to Agreement and Plan of Reorganization
              dated as of November 24, 1999 between the Company and
              founding practices
 2.9**    --  Form of Amendment to Purchase and Sale Agreement dated as of
              November 24, 1999 between the Company and founding practices
 3.1**    --  Form of Amended and Restated Articles of Incorporation
 3.2**    --  Form of Amended and Restated Bylaws
 4.1**    --  Specimen Common Stock Certificate
 4.2**    --  Form of Warrant Agreement between the company and the
              representatives of the underwriters
 4.3**    --  Form of Referral Warrant
 4.4**    --  Form of Shareholder Warrant
10.1**    --  Employment Agreement between the company and Dennis E.
              Condon dated June 15, 1998
10.2**    --  Employment Agreement between the company and David H.
              Challoner dated November 1, 1998
10.3**    --  Amendment to Employment Agreement between the company and
              David Challoner dated February 25, 1999
10.4**    --  Employment Agreement between the company and Patricia
              Altavilla dated July 22, 1998
10.5**    --  Amendment to Employment Agreement between the company and
              Patricia A. Altavilla dated March 1, 1999.
10.6**    --  Consulting Agreement between the company and Jonathan E.
              Wilfong dated September 30, 1998
10.7**    --  Form of Service Agreement between the company and the
              founding practices
10.8**    --  Form Amendment to Form of Service Agreement between the company and the founding practices
10.9**    --  Form of Consulting and Business Services Agreement between the company and the founding practices
10.10**   --  Form of Employment Agreement between the allied surgeons and the allied practices
10.11**   --  1998 Employee Stock Option Plan
10.12**   --  1999 Non-Employee Director Stock Plan
10.13**   --  Amendment to Employment Agreement between the company and
              Dennis E. Condon dated June 30, 1999
10.14**   --  Amendment to Employment Agreement between the company and
              Patricia Altavilla dated June 30, 1999
10.15**   --  Offer of Employment to Gunnar Sundstrom
23.1      --  Consent of Arthur Andersen LLP
27.1**    --  Financial Data Schedule (for SEC use only)
27.2**    --  Financial Data Schedule (for SEC use only)

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
27.3**    --  Financial Data Schedule (for SEC use only)

---------------

**  Previously filed with Registration Statement on Form S-1, No. 333-78565.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California on February 29, 2000.


                                       THE PLASTIC SURGERY COMPANY

                                       By:       /s/ DENNIS E. CONDON
                                         ---------------------------------------
                                                    Dennis E. Condon
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----

                /s/ JONATHAN WILFONG                   Chairman of the Board               February 25, 2000
-----------------------------------------------------
                  Jonathan Wilfong

                  /s/ DENNIS CONDON                    President and Chief Executive       February 25, 2000
-----------------------------------------------------    Officer (Principal Executive
                    Dennis Condon                        Officer)

                /s/ GUNNAR SUNDSTROM                   Chief Financial Officer (Principal  February 25, 2000
-----------------------------------------------------    Accounting Officer)
                  Gunnar Sundstrom

               /s/ ROBERT ERSEK, M.D.                  Director                            February 25, 2000
-----------------------------------------------------
                 Robert Ersek, M.D.

               /s/ JOHN SCHANTZ, M.D.                  Director                            February 25, 2000
-----------------------------------------------------
                 John Schantz, M.D.

             /s/ W. GRANT STEVENS, M.D.                Director                            February 25, 2000
-----------------------------------------------------
               W. Grant Stevens, M.D.

                 /s/ MARK A. KAISER                    Director                            February 25, 2000
-----------------------------------------------------
                   Mark A. Kaiser

                                 EXHIBIT INDEX

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
 2.1**    --  Form of Agreement and Plan of Reorganization between the company and the founding practices..........................
 2.2**    --  Form of Amendment to the Form of Agreement and Plan of
              Reorganization between the company and the founding
              practices...................................................
 2.3**    --  Form of Purchase and Sale Agreement between the company and the founding practices......................................
 2.4**    --  Form of Stock Purchase and Sale Agreement between the
              company and the founding practices..........................
 2.5**    --  Letter Agreement between the company and Isis Cosmetic
              Surgery Partners, Inc. dated May 13, 1999...................
 2.6**    --  Form of Amendment to Agreement and Plan of Reorganization
              dated as of November 11, 1999 between the company and
              founding practices..........................................
 2.7**    --  Form of Amendment to Purchase and Sale Agreement dated as of
              November 11, 1999 between the company and founding
              practices...................................................
 2.8**    --  Form of Amendment to Agreement and Plan of Reorganization
              dated as of November 24, 1999 between the company and
              founding practices..........................................
 2.9**    --  Form of Amendment to Purchase and Sale Agreement dated as of
              November 24, 1999 between the company and founding
              practices...................................................
 3.1**    --  Form of Amended and Restated Articles of Incorporation......
 3.2**    --  Form of Amended and Restated Bylaws.........................
 4.1**    --  Specimen Common Stock Certificate...........................
 4.2**    --  Form of Warrant Agreement between the company and the
              representatives of the underwriters.........................
 4.3**    --  Form of Referral Warrant....................................
 4.4**    --  Form of Shareholder Warrant.................................
10.1**    --  Employment Agreement between the company and Dennis E.
              Condon dated June 15, 1998..................................
10.2**    --  Employment Agreement between the company and David H.
              Challoner dated November 1, 1998............................
10.3**    --  Amendment to Employment Agreement between the company and
              David Challoner dated February 25, 1999.....................
10.4**    --  Employment Agreement between the company and Patricia
              Altavilla dated July 22, 1998...............................
10.5**    --  Amendment to Employment Agreement between the company and
              Patricia A. Altavilla dated March 1, 1999...................
10.6**    --  Consulting Agreement between the company and Jonathan E.
              Wilfong dated September 30, 1998............................
10.7**    --  Form of Service Agreement between the company and the
              founding practices..........................................
10.8**    --  Form of Amendment to Form of Service Agreement between the company and the founding practices..........................
10.9**    --  Form of Consulting and Business Services Agreement between the company and the founding practices......................
10.10**   --  Form of Employment Agreement between the allied surgeons and the allied practices........................................
10.11**   --  1998 Employee Stock Option Plan.............................
10.12**   --  1999 Non-Employee Director Stock Plan.......................
10.13**   --  Amendment to Employment Agreement between the company and
              Dennis E. Condon dated June 30, 1999........................

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
10.14**   --  Amendment to Employment Agreement between the company and
              Patricia Altavilla dated June 30, 1999......................
10.15**   --  Offer of Employment to Gunnar Sundstrom.....................
23.1      --  Consent of Arthur Andersen LLP..............................
27.1**    --  Financial Data Schedule (for SEC use only)..................
27.2**    --  Financial Data Schedule (for SEC use only)..................
27.3**    --  Financial Data Schedule (for SEC use only)..................

**  Previously filed with Registration Statement on Form S-1, No. 333-78565.